UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 1, 2009

Cardinal Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

1-11373	31-0958666
(Commission File Number)	(IRS Employer Identification Number)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of Principal Executive Offices, Including Zip Code)

(614) 757-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (d)

On July 1, 2009, John B. McCoy, a director of Cardinal Health since 1987, retired from the Board and its committees. Mr. McCoy indicated that his reasons for deciding to resign are personal and that he has no disagreement with Cardinal Health on any matter relating to its operations, policies or practices.

On July 2, 2009, the Board of Directors of Cardinal Health elected Bruce L. Downey to the Board of Directors, effective upon the planned spin-off of CareFusion Corporation, to serve until Cardinal Health’s 2009 Annual Meeting and until his successor is elected and qualified. The committee(s) of the Board of Directors on which Mr. Downey initially will serve have not been determined as of the time of this filing on Form 8-K. Mr. Downey is a Partner in NewSpring Health Capital II, L.P., a venture capital firm, and previously served as Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc. (“Barr”) until December 23, 2008 when Barr was acquired by Teva Pharmaceutical Industries Limited. He also serves on the board of Momenta Pharmaceuticals, Inc.

Mr. Downey will participate in the standard non-management director compensation arrangements described in Cardinal Health’s 2008 proxy statement, including an initial equity award on the effective date of his election to the Board. Accordingly, effective on the date of his becoming a director, Mr. Downey will be granted an option to acquire a number of common shares with a value of $78,000, based upon Cardinal Health’s standard method for valuing stock options for financial accounting purposes (assuming the option is held to term), and a restricted share unit (“RSU”) grant for a number of RSUs equal to $42,000 divided by the closing share price on the grant date. Both the option and RSUs will vest in full one year from grant. Options are granted with an exercise price equal to the closing price on the New York Stock Exchange of a common share on the grant date and will be exercisable for seven years from the grant date. The RSUs will be settled in common shares.

Cardinal Health also will enter into its standard directors’ indemnification agreement with Mr. Downey, in the form previously filed by Cardinal Health as Exhibit 10.38 to its annual report on Form 10-K for the fiscal year ended June 30, 2004. The agreement generally provides, among other things, that the director will be indemnified to the fullest extent permitted by law and advanced expenses in connection with the defense of any proceedings.

Since the beginning of Cardinal Health’s 2009 fiscal year through the date that Mr. Downey ceased to be an executive officer of Barr, Cardinal Health made payments totaling approximately $167 million to Barr. In addition to other compensation received in the course of his employment with Barr, under his employment agreement with Barr Mr. Downey received a change in control payment and continuation of secretarial and office support following Barr’s acquisition by Teva. During the time of Mr. Downey’s service as Chairman and Chief Executive Officer of Barr, he may be deemed to have had an indirect material interest in Cardinal Health’s transactions with Barr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: July 6, 2009	By:	/s/ Craig S. Morford
	Name:	Craig S. Morford
	Title:	Chief Legal and Compliance Officer